Exhibit 99.1

Popular Sells Shares of EVERTEC in Secondary Public Offering

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--December 13, 2013--On December 13, 2013, Popular, Inc. (“Popular”) (NASDAQ:BPOP) completed the sale of 5,800,000 shares of common stock of EVERTEC, Inc. (“EVERTEC”) (NYSE:EVTC). The shares were sold to the public as part of an underwritten public offering of 15,233,273 shares of EVERTEC’s common stock at $20.60 per share. The selling stockholders included an affiliate of Apollo Global Management, LLC (“Apollo”), Popular, Inc. (“Popular”), and certain officers and employees of EVERTEC. Apollo sold 9,205,743 million shares of EVERTEC. Following the sale, Popular retained a stake of 14.9% in EVERTEC.

As part of the transaction, EVERTEC repurchased from the underwriters 3,690,036 shares of its common stock being sold by the selling stockholders in the offering.

Total cash proceeds received by Popular from the sale of the shares was approximately $118 million, net of underwriting discounts. Popular will recognize an after tax gain of approximately $99 million during the fourth quarter of 2013.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

For more information, visit www.popular.com

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications